Exhibit 99.1

Recent Developments

Pending Acquisitions

Conexant.    On June 11, 2017, we entered into a definitive agreement to acquire Conexant, a technology leader in audio and voice processing solutions for the smart home. We believe voice is one of the most exciting and fastest growing human interface modalities, and Conexant is a leading far-field voice solutions provider. Conexant’s solutions have been deployed in voice activated devices in the smart home, such as digital personal assistants and other home electronics. Under the terms of the agreement, total consideration for the Conexant Acquisition is approximately (i) $300 million in cash, subject to post-closing adjustments for working capital (and assuming a cash-free, debt-free transaction) and (ii) 726,666 shares of our common stock (the “Stock Consideration”). The Stock Consideration will be issued at the closing of the Conexant Acquisition in a private placement pursuant to Section 4(a)(2) of the Securities Act. Concurrently with the closing of the Conexant Acquisition, we intend to file a shelf registration statement on Form S-3 with the SEC providing for the registered resale of the Stock Consideration. Closing of the Conexant Acquisition is expected to occur in the first quarter of our fiscal year 2018, subject to customary closing conditions, including obtaining regulatory clearance.

Marvell Multimedia Solutions Business.    On June 11, 2017, we entered into a definitive agreement to acquire the assets of the Marvell Multimedia Solutions Business, a leading provider of advanced processing technology for video and audio applications, also for the smart home. We believe the acquisition of the Marvell Multimedia Solutions Business combines sophisticated video and audio processing solutions with an extensive IP portfolio that capitalizes on consumers’ paradigm shift to on-demand immersive media consumption. Under the terms of the agreement, total consideration for the Marvell Business Acquisition will consist of $95 million in cash. The Marvell Business Acquisition is expected to close in the first quarter of our fiscal year 2018, subject to customary closing conditions.

Based on preliminary financial information provided to us by the respective sellers in connection with our due diligence:

•	for the fiscal year ended September 30, 2016, Conexant’s net revenue, gross margin and non-GAAP EBITDA were approximately $104 million, 62% and $17.2 million, respectively; and

•	for the fiscal year ended January 28, 2017, net revenue for the Marvell Multimedia Solutions Business was approximately $94.1 million.

The preliminary financial information above represents our good faith estimates based solely upon information provided to us by the respective sellers as of the date hereof in connection with our diligence for the Pending Acquisitions. This financial information is preliminary and is not a comprehensive statement of financial results for Conexant or the Marvell Multimedia Solutions Business (collectively, the “Target Businesses”) for the periods referred to above. Upon completion of the Pending Acquisitions, in connection with our acquisition accounting and the application of other control procedures, we may determine that actual results of the Target Businesses differ from the preliminary financial information presented above. Non-GAAP EBITDA, which reflects earnings before interest, taxes and depreciation and amortization, is a non-GAAP financial measure and may not be comparable to similarly titled measures used by other companies. This preliminary financial information presented above should not be considered a substitute for full financial statements prepared in accordance with GAAP. Our independent registered public accounting firm, KMPG LLP, has not reviewed, compiled or performed any procedures on the preliminary financial information presented above. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect to the preliminary financial information presented above. Therefore, you should not place undue reliance upon this information.

Acquisition Strategy

We believe the Pending Acquisitions will provide the broadest portfolio of human interface solutions in the industry and accelerate the execution of our consumer IoT strategy, driving our next phase of growth. The Pending Acquisitions are part of our long term strategy to extend our human interface leadership into the consumer IoT era. We believe the Pending Acquisitions will add revenue, strong margins, new tier-one customers and an increasingly diverse customer base, impressive global talent, and a deep portfolio of intellectual property. We believe adding audio, voice, and video processing solutions to our portfolio is a natural progression that blends into our innovative technology product mix.

We expect to use a portion of the net proceeds from this offering of notes, together with available cash and borrowings under our revolving credit facility, to fund the cash portion of the consideration for the Pending Acquisitions, which are expected to occur in the first quarter of our fiscal year 2018. The balance of the consideration for the Conexant Acquisition will be funded with our common stock. There can be no assurances that either or both of the Pending Acquisitions will be consummated or that the expected benefits of either or both of such Pending Acquisitions will be realized. The Pending Acquisitions are not conditioned on each other, and the closing of this offering is not conditioned on, nor is it a condition to, the consummation of either of the Pending Acquisitions. If either or both of the Pending Acquisitions are delayed, not consummated or consummated in a manner different than described herein, the price of our common stock may decline. In addition, if either or both of the Pending Acquisitions are not consummated, our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, if you decide to purchase the notes in this offering, you should be willing to do so whether or not we complete either or both of the Pending Acquisitions.

SUMMARY HISTORICAL FINANCIAL DATA OF SYNAPTICS

The following table sets forth the summary historical financial data of Synaptics. The fiscal years presented in this offering memorandum were the 52-week periods ended June 25, 2016, June 27, 2015 and June 28, 2014 and the interim fiscal periods presented were 39-week periods for the nine months ended March 25, 2017 and March 26, 2016, respectively. The summary historical consolidated financial data as of June 25, 2016 and June 27, 2015 and for the fiscal years ended June 25, 2016, June 27, 2015 and June 28, 2014 have been derived from Synaptics’ audited consolidated financial statements incorporated by reference in this offering memorandum. The summary historical consolidated financial data as of June 28, 2014 has been derived from Synaptics’ audited consolidated financial statements for such year, which are not included or incorporated by reference herein. We have derived the summary historical consolidated financial data as of March 25, 2017 and for the nine months ended March 25, 2017 and March 26, 2016 from the unaudited condensed consolidated financial statements of Synaptics for such periods incorporated by reference into this offering memorandum, which contain all adjustments, consisting of normal recurring adjustments, that management considered necessary for a fair presentation of our financial position and results of operations for the periods presented. Operating results for the nine month periods are not necessarily indicative of results for a full fiscal year, or any other periods. The audited consolidated financial statements as of June 25, 2016 and June 27, 2015 and for the fiscal years ended June 25, 2016, June 27, 2015 and June 28, 2014 and the unaudited interim condensed consolidated financial statements as of March 25, 2017 and for the nine months ended March 25, 2017 and March 26, 2016 of Synaptics are incorporated by reference in this offering memorandum.

This summary historical financial data of Synaptics is qualified in its entirety by reference to, and should be read in conjunction with, the information contained in “Capitalization” included herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the audited consolidated financial statements of Synaptics for the fiscal years ended June 25, 2016, June 27, 2015 and June 28, 2014 and the unaudited interim condensed consolidated financial statements of Synaptics for the nine months ended March 25, 2017 and March 26, 2016, in each case incorporated by reference in this offering memorandum.

This offering memorandum does not include any historical financial statements of Conexant or the Marvell Multimedia Solutions Business or any pro forma information related to our proposed acquisition of Conexant or the Marvell Multimedia Solutions Business. See “Summary—Recent Developments”.

	Nine months ended March 25,	Nine months ended March 26,	Fiscal year ended June 25,	Fiscal year ended June 27,	Fiscal year ended June 28,
	2017	2016	2016	2015	2014
	(Unaudited)	(Unaudited)
	(Dollars in millions except per share data)
Statements of Consolidated Income
Net revenue	$1,291.7	$1,343.0	$1,666.9	$1,703.0	$947.5
Cost of revenue	894.9	869.6	1,085.4	1,124.3	511.4

Gross margin	396.8	473.4	581.5	578.7	436.1

Operating expenses
Research and development	218.5	233.0	311.2	293.2	192.7
Selling, general, and administrative	105.0	124.8	161.7	127.9	100.0
Acquired intangibles amortization	9.3	14.0	18.6	14.2	1.0
Change in contingent consideration	—	—	(0.5)	(18.8)	69.9
Restructuring costs	7.3	1.9	8.6	—	—
Litigation settlement charge	10.0	—	—	—	—

Total operating expenses	350.1	373.2	506.3	416.5	363.6

Operating income	46.7	100.2	75.2	162.2	72.5

	Nine months ended March 25,	Nine months ended March 26,	Fiscal year ended June 25,	Fiscal year ended June 27,	Fiscal year ended June 28,
	2017	2016	2016	2015	2014
	(Unaudited)	(Unaudited)
	(Dollars in millions except per share data)
Interest and other income/(expense), net	(1.8)	(0.8)	0.4	(2.0)	2.0

Income before provision for income taxes	44.9	99.4	75.6	160.2	74.5
Provision for income taxes	13.9	20.1	3.4	49.8	27.8

Net income	$31.0	$79.3	$72.2	$110.4	$46.7

Net income per share
Basic	$0.89	$2.16	$1.97	$2.99	$1.34

Diluted	$0.87	$2.09	$1.91	$2.84	$1.26

Shares used in computing net income per share
Basic	34.9	36.7	36.6	36.9	34.8

Diluted	35.7	38.0	37.9	38.9	37.1

	Nine months ended March 25,	Fiscal year ended June 25,	Fiscal year ended June 27,	Fiscal year ended June 28,
	2017	2016	2015	2014
	(Unaudited)
	(Dollars in millions)
Other Financial Data
Cash provided by (used in)
Operating activities	$104.5	$256.6	$204.1	$131.6
Investing activities	(34.4)	1,300.2	1,519.4	1,020.3
Financing activities	92.2	352.2	399.9	447.2
Research and development	218.5	311.2	293.2	192.7
EBITDA(1)	163.2	236.2	318.7	127.0

	As of March 25,	As of June 25,	As of June 27,	As of June 28,
	2017	2016	2015	2014
	(Unaudited)
	(Dollars in millions)
Balance Sheet Data
Cash, and cash equivalents	$329.1	$352.2	$399.9	$447.2
Total assets	794.4	1,300.2	1,519.4	1,020.3
Long-term debt	206.2	216.7	231.1	—
Total shareholders’ equity	669.1	705.0	793.1	701.2

(1)	EBITDA is a non-GAAP financial measure. This measure should not be viewed as an alternative to GAAP measures of performance. The presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We define EBITDA as earnings before net interest expense, income tax expense, depreciation and amortization. We believe EBITDA provides useful information to investors about the financial performance of the Company’s ongoing business. EBITDA is used by management in its financial and operational decision-making and evaluation of overall operating performance. This non-GAAP financial measure may be different from similarly titled measures used by other companies. The presentation of EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

•	it does not reflect payments made or future requirements for income taxes; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect cash requirements for such replacements.

The following table provides a reconciliation of Net income, which we believe is the most closely comparable U.S. GAAP financial measure, to EBITDA:

	Nine months ended March 25,	Fiscal year ended June 25,	Fiscal year ended June 27,	Fiscal year ended June 28,
	2017	2016	2015	2014
	(Dollars in millions)
Net income	$31.0	$72.2	$110.4	$46.7
Interest expense	5.1	4.8	3.8	—
Provision for income taxes	13.9	3.4	49.8	27.8
Depreciation and amortization expense	25.0	31.2	24.8	14.2
Acquired intangibles amortization	45.2	73.0	87.6	7.4

EBITDA	120.2	184.6	276.4	96.1